Exhibit 5.1

November 13, 2026

Yarrow Bioscience, Inc.

470 James Street, Suite 007

New Haven, CT 06513

Re:	Yarrow Bioscience, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Yarrow Bioscience, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of (i) up to 2,688,931 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), available for issuance under the Company’s 2026 Stock Incentive Plan (the “2026 Plan”), (ii) up to 336,116 shares of Common Stock pursuant to the Company’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”), and (iii) up to 2,002,285 shares of Common Stock issuable pursuant to outstanding stock options assumed by the Company under the Yarrow Bioscience, Inc. 2025 Equity Incentive Plan (collectively with the 2026 Plan and 2026 ESPP, the “Plans”) in connection with the consummation of the transactions under the Agreement and Plan of Merger and Reorganization, dated December 17, 2025, as amended by Amendment No. 1 thereto on January 30, 2026, by and among the Company, Yellow Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Yarrow Bioscience Operating Company Corp. (formerly known as Yarrow Bioscience, Inc., a private Delaware corporation) (collectively, the “Shares”).

In arriving at the opinion expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plans and such other documents, corporate records of the Company, certificates of officers of the Company and of public officials and other documents as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans, and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

Gibson, Dunn & Crutcher LLP

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